Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement on Form S-8 of 51Talk Online Education Group of our report dated April 6, 2023 with respect to our audit of the consolidated financial statements of 51Talk Online Education Group as of December 31, 2022 and for the year ended December 31, 2022 appearing in the Annual Report on Form 20-F of 51Talk Online Education Group for the year ended December 31, 2022.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY
August 28, 2023

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com